Exhibit 99.3

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Leigh Parrish, Lila Sharifian
(212) 850-5651, (212) 850-5708

For Immediate Release

GUITAR CENTER TO ACQUIRE MUSIC & ARTS CENTER

~ Acquisition Strengthens Offering to Educational Segment of Music Industry ~

Westlake Village, CA (February 9, 2005) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced that it has signed a definitive agreement to acquire privately held Music & Arts Center, a Maryland-based musical instruments retailer, which primarily addresses the beginning musician, with an emphasis on rentals, music lessons, and band and orchestra instrument sales.   The transaction is expected to be accretive to Guitar Center’s 2005 earnings prior to certain expected one-time charges and costs associated with the acquisition.  The Company plans to provide further financial details upon the closing of the transaction.

Music & Arts Center’s operations include approximately 60 retail locations and 7 educational support centers.  Music & Arts Center was founded in 1952 and delivers top quality band instruments and services to a large customer base of students, parents, teachers, and schools.  In the fiscal year ended January 31, 2005, Music & Arts’ sales were approximately $80 million.  The Music & Arts stores are primarily located in the Northeast, Mid-Atlantic and Southern regions of the U.S.

Under the terms of the agreement, Guitar Center will acquire Music & Arts Center for approximately $90 million plus the assumption of an estimated $8 million in debt and other deferred obligations.  The transaction will be funded through Guitar Center’s available cash and recently amended credit facility.  The acquisition is subject to customary terms and conditions, including compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of third party consents, and the closing is expected to occur in the second quarter.

Commenting on the acquisition, Marty Albertson, Chairman and Chief Executive Officer of Guitar Center, said, “We are very excited to welcome Music & Arts to the Guitar Center organization.  Beginning with our acquisition of American Music, we have worked toward an objective of expanding our presence into the educational or beginning musician segment of our industry.  Music & Arts Center is highly complementary to our existing American Music division and enables us to enter into new markets.  Although we expect there will be costs and investments required to integrate American Music and Music & Arts in 2005, this transaction is consistent with our strategic goals to enhance long-term revenue and generate earnings growth.  Music & Arts has enjoyed tremendous success in serving students, teachers and schools.  The combined division, which will retain the Music & Arts name, will remain focused on beginning musicians.  Joined with our Guitar Center stores and Musician’s Friend direct response division, this acquisition strengthens the Company’s ability to serve the entire spectrum of musicians.”

William Blair & Company LLC acted as financial advisor to Guitar Center in connection with the acquisition.

Teleconference and Webcast

Guitar Center will host a conference call and webcast today at 6:00 a.m. PST (9:00 a.m. EST) to discuss the acquisition, as well as fourth quarter and full year financial results announced today in a separate press release.  Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our web site at www.guitarcenter.com/investors/irsupplemental_java.shtml.  To access the call, please dial 800-627-7250 (domestic) or 706-645-9246 (international); Conference ID Guitar Center.  The webcast will be available on the Company’s web site at www.guitarcenter.com or at www.fulldisclosure.com.  A replay of the call will be available through February 16, 2005 and can be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international); pin number 3755672.  A replay of the webcast will be available at www.guitarcenter.com.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 138 Guitar Center stores, with 114 stores in 46 major markets and 24 stores in secondary markets across the U.S.  In addition, the American Music division operates 19 locations specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to the effect of the acquisition of Music & Arts on our future financial results.  These statements are based on the historical results of Music & Arts provided to us and extensive assumptions regarding the future performance of that business after we acquire it, the costs or savings of combining the acquired business with our existing business, and the accounting treatment of the transactions, each of which could be materially different than that which we have assumed.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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